July 29, 2022

Wildermuth Fund

818 A1A Hwy N, Suite 301

Ponte Vedra Beach, Florida 32082

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Registration Statement for the Wildermuth Fund (the “Trust”) that is included in Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-191152), and Amendment No. 16 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22888), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (949) 629-3928 or Karen.Aspinall@Practus.com.

Very truly yours,

/s/ Karen A. Aspinall
On behalf of Practus, LLP